Exhibit 99.1

Smart Balance Appoints Two Board Members

Paramus, N.J. (July 5, 2011) – Smart Balance, Inc. (NasdaqGM: SMBL) announced today that its board of directors has appointed Dean Hollis and Thomas McInerney,  as independent directors, expanding its members from eight to 10.

“We are very excited to have these two highly qualified professionals join our board,” said Stephen Hughes, Smart Balance Chairman and Chief Executive Officer.  “Hollis and McInerney are proven executives with a depth and breadth of knowledge in growing consumer brands and their experience will be valuable to the Company’s future growth prospects,” continued Hughes.

Dean Hollis has more than 35 years of business experience across food, retail and consumer product companies.  Currently, he is a Senior Advisor for Oaktree Capital Management, an $85 billion investment firm.  In addition, he oversees several privately held investments and serves on several boards, including Advance Pierre Foods, Landec Corporation, Earth Analytics Group, and Adams Land and Cattle Company.

Until 2008, Mr. Hollis was with ConAgra Foods, where for 21 years he held many executive-level positions, including President and Chief Operating Officer, Consumer Foods and International.  In that role, Hollis developed and executed a worldwide business transformation strategy while overseeing the largest part of the ConAgra Foods portfolio, including its $12 billion consumer and customer branded businesses across all channels.

Prior to joining ConAgra Foods, Hollis was with the TreeSweet Companies, holding management positions in both sales and marketing.  He began his career in the consumer products division of Georgia-Pacific, where he spent four years advancing through a variety of sales management positions.  He is a graduate of Stetson University, where he is on the Board of Directors and received the Distinguished Alumni award in 2005.

Thomas McInerney has more than 25 years of business experience in the beverage industry, across management, sales, marketing and finance.  Since 1996, Mr. McInerney has been a Managing Partner of Lindsey & Company, an executive search firm.  Previously, he was Vice President and General Manager of the largest division of Tropicana Dole North America.

McInerney was also the Executive Vice President of Marketing for the House of Seagram, the U.S. spirits affiliate of Joseph E. Seagram and Sons, Inc.  McInerney was employed by the Seagram Corporation for 20 years.   He   began his career with National Distillers and Chemical Corporation where he held a number of sales, market research and product management assignments.  McInerney is a former board member of 6 Figure Jobs.com, the National Advertising Review Board, the Traffic Audit Bureau, and the Association of National Advertisers.  He is a graduate of Villanova University and served as a Marine officer in Viet Nam.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	maintain and grow those revenues derived from our Smart Balance® buttery spread products which we generate a substantial portion of our revenues;
•	maintain margins during periods of commodity cost fluctuations;
•	introduce and expand distribution of our new products;
•	meet marketing and infrastructure needs:
•	respond to changes in consumer demand;
•	respond to adverse publicity affecting the Company or industry;
•	comply with regulatory requirements;
•	maintain existing relationships with and secure new customers;
•	continue to rely on third party distributors, manufacturers and suppliers;
•	grow net sales in a competitive environment and with increasingly price sensitive consumers; and maintain volume in light of price increases stemming from rises in commodity costs.

About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol, and/or by incorporating ingredients that consumers may be missing in their diets.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Enhanced Milks, Buttery Sticks, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise Dressing, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit www.smartbalance.com.

Contact:
Carole Buyers, CFA
Vice President Investor Relations &
Business Development
Smart Balance, Inc.
cbuyers@smartbalance.com
303-652-0521 x152